Exhibit 16.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	600 North Pearl, Suite 1700 Dallas, TX 75201

March 13, 2020

Securities and Exchange Commission

100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 11, 2020, to be filed by our former client, Hallmark Financial Services, Inc. (the “Company”). We agree with the statements made in response to that Item insofar as they relate to our Firm. In addition, with respect to the matters of disagreement, BDO expanded significantly the scope of its audit on January 31, 2020, with respect to which a substantial portion of the requests had not been received and/or tested prior to our termination.

Very Truly Yours,

BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.